Exhibit 99.1

PRESS RELEASE

For more information, contact:
Stan Berger or Andrew Berger SM Berger & Company, Inc. (216) 464-6400	FOR IMMEDIATE RELEASE

SRI SURGICAL REPORTS RESULTS FOR

FOURTH QUARTER AND FISCAL YEAR 2011

TAMPA, FL — Monday, March 26, 2012 — SRI/Surgical Express, Inc. (SRI Surgical) (Nasdaq: STRC), a leading provider of reusable surgical device reprocessing services supporting the healthcare industry, today announced financial results for its fourth quarter and year ended December 31, 2011.

For the fourth quarter of 2011, SRI Surgical reported total revenue of $27,038,000, an increase of $656,000, or 2.5%, from the fourth quarter of 2010. Net income for the fourth quarter of 2011 was $257,000, or $0.04 per basic and diluted common share, compared to net income of $265,000, or $0.04 per basic and diluted common share, reported for the fourth quarter of 2010. Revenues for the fiscal year ended December 31, 2011 were $107,579,000 compared to $100,864,000 for the fiscal year ended December 31, 2010. The net loss for the year ended December 31, 2011 was $1,577,000, or $0.24 per basic and diluted common share compared to $1,560,000 or $0.24 per basic and diluted common share for the year ended December 31, 2010.

SRI Surgical’s net loss for the year ended 2011 was impacted by $2,118,000 of increased expenses related to health insurance claims and commodity prices when compared to expenses incurred during 2010. The increased health insurance costs were attributable to $957,000 of increased claims for which SRI Surgical retains a portion of the liability under its health insurance program, while the impact from commodity price increases totaled $672,000 and $489,000 related to the Company’s cotton towels and diesel fuel, respectively.

Gerald Woodard, Chief Executive Officer said “Throughout 2011, the uncharacteristically high levels of health insurance costs and commodity prices had a dramatic impact on our overall performance. We are pleased with our 7% growth in revenues and we look to continue our revenue growth in 2012.”

The Company continues its process of exploring and evaluating strategic alternatives to enhance shareholder value, with the assistance of its financial advisor, McColl Partners, LLC, which it disclosed in its press release dated September 14, 2011. The Company is considering a range of options, including a full or partial sale, merger, or equity investment. There can be no assurance, however, that a transaction will result.

Quarterly Call Information

SRI Surgical will hold a teleconference call discussing its fourth quarter results on Monday, March 26, beginning at 5:00 p.m. Eastern Time. To participate in the teleconference, please dial 888-679-8034 (International dial 617-213-4847) and enter the passcode 50975357. A live Webcast of the call will be available from the Investors section of the SRI Surgical Website at www.srisurgical.com. For those unable to participate in the teleconference, a replay of the call will be available from 8:00 p.m. March 26 until April 10, 2012, by dialing 888-286-8010 (International dial 617-801-6888) and using the passcode 94171162. A replay of the Webcast will also be available on the SRI Surgical Website.

About SRI Surgical

SRI Surgical (www.srisurgical.com) provides central processing and supply chain management services to hospitals and surgery centers across the United States. SRI Surgical serves hospitals and surgery centers in 25 states from 10 reprocessing facilities and four distribution centers located throughout the United States.

Forward-Looking Statements

The statements in this press release that are not historical, including statements regarding SRI Surgical’s beliefs, expectations, and strategies, constitute “forward looking statements” within the meaning of the federal securities laws. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Important factors that could cause the differences are discussed in SRI Surgical’s reports on Forms 10-Q, 10-K, and 8-K that the Company periodically files with the Securities and Exchange Commission. These factors include SRI Surgical’s sales process and market acceptance of its products and services, SRI Surgical’s capital needs, SRI Surgical’s dependence on significant customers and suppliers, risks of a new product offering, risks that SRI Surgical may incur significant costs related to self-insurance retention levels for employee benefits and workers’ compensation programs, and the competitive healthcare marketplace. SRI Surgical does not undertake to update any forward-looking statements in this press release. Copies of SRI Surgical’s SEC filings, including its annual report on Form 10-K and quarterly reports on Form 10-Q, may be obtained by contacting SRI Surgical’s investor relations department at (813) 891-9550 or at the Investors section of the SRI Surgical Website at www.srisurgical.com.

FOR FURTHER INFORMATION:	Stan Berger or Andrew Berger
SM Berger & Company, Inc.
(216) 464-6400

SRI/SURGICAL EXPRESS, INC.

Condensed Statements of Operations

(In thousands, except per share data)

	Three Months Ended December 31, (unaudited)		Twelve Months Ended December 31,
	2011	2010	2011	2010

Revenues	$27,038	$26,382	$107,579	$100,864
Cost of revenues	20,813	20,104	84,051	78,096

Gross profit	6,225	6,278	23,528	22,768

Distribution expenses	2,200	1,942	8,619	7,525
Selling and administrative expenses	3,708	3,936	16,159	16,362

Income (loss) from operations	317	400	(1,250)	(1,119)

Interest expense	147	175	655	702
Other income	(90)	(91)	(362)	(361)

Income (loss) before income taxes	260	316	(1,543)	(1,460)

Income tax expense	3	51	34	100

Net income (loss)	$257	$265	$(1,577)	$(1,560)

Basic income (loss) per common share	$0.04	$0.04	$(0.24)	$(0.24)

Weighted average common shares outstanding, basic	6,476	6,453	6,467	6,450

Diluted income (loss) per common share	$0.04	$0.04	$(0.24)	$(0.24)

Weighted average common shares outstanding, diluted	6,670	6,781	6,467	6,450

SRI/SURGICAL EXPRESS, INC.

Condensed Balance Sheets

(In thousands)

	December 31, 2011	December 31, 2010

Cash and cash equivalents	$1,862	$1,327
Accounts receivable, net	13,569	12,117
Inventories, net	4,357	3,398
Prepaid expenses and other assets	1,781	2,092
Reusable surgical products, net	18,619	17,369
Property, plant and equipment, net	24,053	25,405

Total assets	$62,241	$61,708

Notes payable	$9,320	$5,561
Accounts payable	9,156	8,768
Accrued expenses	4,198	4,135
Mortgage payable	3,565	3,780
Bonds payable	—	520

Total liabilities	26,239	22,764

Shareholders’ equity	38,002	38,944

Total liabilities and shareholders’ equity	$62,241	$61,708